DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1 Carson City,
Nevada 89101-4299 (778) 884 8708)
Website: secretaryofstate.biz


              Certificate of Amendment
	    (PURSUANT TO NRS 78.385 and 78.390)



Important: Read attached Instructions before completing form.

1.	Name of corporation:
      Organic Solutions, Inc.


2. The articles have been amended as follows (provide article numbers, if available):

     Article One:	The name of this corporation shall be:

	iWorld Projects & Systems, Inc.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted In favor of the amendment is: 51.6%

4. Effective date of filing (optional): 12/30/04

5. Officer Signature (required): ___/s/ James Reskin_____________________


*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required. of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.